Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

The Board of Directors

Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.)

We consent to the incorporation by reference in the registration statement dated on or about July 7, 2006 on Form SB-2/A Amendment #1 of Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.) (An Exploration Stage Company) of our auditors’ report dated May 20, 2006, except for note 2 which is as of June 28, 2006 on the consolidated balance sheet of Mexoro Minerals Ltd. as at February 28, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended February 28, 2006 and 2005 and the period from inception of exploration stage (March 1, 2004) through February 28, 2006.

/s/ Pannell Kerr Forster

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Vancouver, Canada

July 7, 2006